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THE ASIA TIGERS FUND, INC.

ANNOUNCES APPOINTMENT OF J. MARC HARDY AS DIRECTOR

Philadelphia, April 17, 2015 –The Asia Tigers Fund, Inc. (NYSE: GRR) (the “Fund”), a closed-end equity fund, announced today that Mr. J. Marc Hardy has been appointed to the Board of Directors as a Class III Director, a member of the Audit Committee and a member of the Nominating Committee.

Mr. Hardy is a qualified stockbroker and has been providing investment advice to pension and investment funds for many years through Axys Capital Management. Since October 2010, he is the investment manager of NMHGSF, a large pension fund, and acts as Treasurer to a large group where he uses extensively derivatives products to manage foreign exchange risk and improve profitability. Mr. Hardy has served as a member of the Board Investment Committee of Mauritius Union Group since January 2012, and is a member of several investment committees for highly reputable institutions. He is also a Director of SBM Perpetual Fund, SBM India Fund, Hanover Reinsurance Ltd., MDA Properties Ltd of the ENL Group, and The India Fund, Inc.

Important Information

Closed-end funds are traded on the secondary market through one of the stock exchanges. Each Fund’s investment return and principal value will fluctuate so that an investor’s shares may be worth more or less than the original cost. Shares of closed-end funds may trade above (a premium) or below (a discount) the net asset value (NAV) of the Fund’s portfolio. There is no assurance that either Fund will achieve its investment objective.

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